Exhibit 5.1

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada llp
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario  M5J 2Z4  CANADA

F: +1 416.216.3930

nortonrosefulbright.com

September 19, 2014

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Gold Reserve Inc. ― Post-Effective Amendment No. 1 to Form S-8 (Registration No. 333-188574)

We have acted as Alberta counsel to Gold Reserve Inc., a corporation continued under the Business Corporations Act (Alberta) (the “Company”), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange commission relating to the registration for resale of certain securities issued or issuable under, or in connection with, the Company’s Equity Incentive Plan adopted in June 2012 and as further amended and restated in April 2014 (the “Equity Plan”).

The Equity Plan permits the grant of options to purchase Class A Common Shares of the Company at a stated price for a specified period of time to employees, directors, officers and consultants of the Company and its subsidiaries. The maximum number of Class A Common Shares authorized and available for issuance under the Equity Plan is fixed at 7,550,000 shares, subject to such undeterminable number of  additional shares that may be issued pursuant to certain anti-dilution provisions specified in the Equity Plan (collectively, the “Option  Shares”).

Each Option Share has an associated right to purchase from the Company one additional Class A Common Share (each such purchased share, a “Rights Plan Share”) pursuant to that certain Amended and Restated Shareholder Rights Plan Agreement dated as of June 11, 2009, as amended by the First Amendment to Shareholder Rights Plan Agreement dated June 27, 2012, entered into between the Company and Computershare Trust Company of Canada (collectively, the “Rights Plan”), which right is exercisable only upon the occurrence of events specified in the Rights Plan.

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, as the case may be, we are of the opinion that upon the issuance and delivery of the (i) Option Shares in accordance with the terms and conditions of the Equity Plan, including the receipt by the Company of the full consideration for such Option Shares; and (ii) Rights Plan Shares in accordance with the terms and conditions of the Rights Agreement, including the receipt by the Company of the full consideration for such Rights Plan Shares, the Option Shares and the Rights Plan Shares, as the case may be, will be validly issued, fully paid and non-assessable.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

September 19, 2014

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent.

We hereby consent to the use of our opinion as an exhibit to, and consent to the use of our name in, the Registration Statement.

Yours very truly,

(signed) “Norton Rose Fulbright Canada llp”